EXHIBIT 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CITIZENS FINANCIAL GROUP, INC.
Pursuant to the provisions of §242 and §245 of the
General Corporation Law of the State of Delaware
FIRST: The present name of the corporation is Citizens Financial Group, Inc. (the “Corporation”). The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was November 21, 1984.
SECOND: The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended in its entirety as set forth in the Amended and Restated Certificate of Incorporation hereinafter provided for (the “Certificate of Incorporation”).
THIRD: The Certificate of Incorporation herein certified has been duly adopted by the stockholders in accordance with the provisions of §228, 242 and 245 of the General Corporation Law of the State of Delaware.
FOURTH: This Certificate shall become effective as of August 22, 2014 (the “Effective Time”).
ARTICLE 1
NAME
Section 1.01.    Name. The name of the corporation is Citizens Financial Group, Inc. (the “Corporation”).
ARTICLE 2
REGISTERED OFFICE AND AGENT
Section 2.01.    Address and Name. The address of its registered office in the State of Delaware is 2711 Centerville Road, Ste. 400, City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is The Corporation Service Company.

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ARTICLE 3
PURPOSE AND POWERS
Section 3.01.    Purpose and Powers. The purpose for which the Corporation is organized is to act as a bank holding company, to act as a savings and loan holding company, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”).
ARTICLE 4
CAPITAL STOCK
Section 4.01.    Authorized Shares.
(a)    Classes of Stock. The total number of shares of stock that the Corporation shall have authority to issue is 1,100,000,000, consisting of 1,000,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), and 100,000,000 shares of Preferred Stock, par value $25.00 per share (the “Preferred Stock”).
Upon this Certificate of Incorporation becoming effective pursuant to Delaware Law at the Effective Time, each share of Common Stock of the Corporation issued immediately prior to the Effective Time will be reclassified into 165,582 issued, fully paid and nonassessable shares of Common Stock, without any action required on the part of the Corporation or the holders of such Common Stock. No fractional shares of Common Stock will be issued in connection with the reclassification of shares of Common Stock provided herein. In lieu of fractional shares, holders of such Common Stock will receive a cash payment equal to the fair value of such fractional shares, as determined in good faith by the Board of Directors of the Corporation (the “Board of Directors”). From and after the Effective Time, stock certificates representing the Common Stock issued immediately prior to the Effective Time, if any, shall represent the number of whole shares of Common Stock into which such Common Stock shall have been reclassified pursuant to this Certificate of Incorporation.
(b)    Preferred Stock. The Board of Directors is hereby empowered, without any action or vote by the Corporation’s stockholders (except as may otherwise be provided by the terms of any class or series of Preferred Stock then outstanding), to authorize by resolution or resolutions from time to time the issuance of one or more classes or series of Preferred Stock and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemptions, redemption prices and liquidation preferences with respect to each such class or series of Preferred Stock and the number of shares constituting each such class or series, and to increase or decrease the number of shares of any such class or series to the extent permitted by Delaware Law.

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Section 4.02.    Voting Rights. Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designations relating to any class or series of Preferred Stock) that relates solely to the terms of one or more outstanding classes or series of Preferred Stock if the holders of such affected class or series are entitled, either separately or together with the holders of one or more other such classes or series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designations relating to any class or series of Preferred Stock) or pursuant to Delaware Law.
Except as otherwise required by law, holders of any class or series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any certificate of designations relating to such series of Preferred Stock).
Section 4.03.    Dividends and Distributions. Subject to applicable law and the rights, if any, of the holders of any outstanding class or series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends and other distributions in cash, property of the Corporation or shares of stock of the Corporation, such dividends and other distributions may be declared and paid on the Common Stock out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board of Directors in its discretion shall determine.
Section 4.04.    Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock shall be entitled, the holders of all outstanding shares of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder.
ARTICLE 5
BYLAWS
Section 5.01.    Bylaws. The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation (the “Bylaws”).

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ARTICLE 6
BOARD OF DIRECTORS
Section 6.01.    Power of the Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors.
Section 6.02.    Number of Directors. The number of directors that shall constitute the Board of Directors shall, as of the Effective Time, consist of not less than five nor more than twenty-five persons. The exact number of directors that shall constitute the Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time solely by the affirmative vote of a majority of the Board of Directors.
Section 6.03.    Election of Directors. There shall be no cumulative voting in the election of directors. Election of directors need not be by written ballot unless the Bylaws so provide.
Section 6.04.    Vacancies. Vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors shall, except as otherwise required by law, be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, and each director so elected shall hold office until the next election of directors.
Section 6.05.    Removal. Any director may be removed, with or without cause, by an affirmative vote of the holders of not less than a majority of the total voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.
Section 6.06.    Preferred Stock Directors. Notwithstanding anything else contained herein, whenever the holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of such class or series of Preferred Stock adopted by resolution or resolutions adopted by the Board of Directors pursuant to Section 4.01 hereto, and such directors so elected shall not be subject to the provisions of this Article 6 unless otherwise provided therein.
ARTICLE 7
MEETINGS OF STOCKHOLDERS
Section 7.01.    Annual Meetings. An annual meeting of stockholders for the election of directors and for the transaction of such other business as may

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properly come before the meeting shall be held at such place, on such date, and at such time as the Board of Directors shall determine.
Section 7.02.    Special Meetings. For so long as The Royal Bank of Scotland Group plc (“Parent”) continues to beneficially own, directly or indirectly, securities representing at least 50% of the total voting power of all the then outstanding securities of the Corporation entitled to vote generally in the election of directors, voting together as a single class, special meetings of the stockholders may be called by a majority of the total voting power of all the then outstanding securities of the Corporation entitled to vote generally in the election of directors, voting together as a single class. From and after the date on which Parent ceases to beneficially own, directly or indirectly, securities representing at least 50% of the total voting power of all the then outstanding securities of the Corporation entitled to vote generally in the election of directors, voting together as a single class, special meetings of the stockholders may be called only by or at the direction of the chairman of the Board of Directors, the chief executive officer of the Corporation or the Board of Directors acting pursuant to a resolution adopted by a majority of the Board of Directors. Notwithstanding the foregoing, whenever holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, such holders may call, pursuant to the terms of such class or series of Preferred Stock adopted by resolution or resolutions of the Board of Directors pursuant to Section 4.01 hereto, special meetings of holders of such Preferred Stock.
Section 7.03.    Action by Written Consent. For so long as Parent continues to beneficially own, directly or indirectly, securities representing at least 50% of the total voting power of all the then outstanding securities of the Corporation entitled to vote generally in the election of directors, voting together as a single class, any action required or permitted to be taken at any annual or special meeting of stockholders may be effected by written consent without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action to be so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all securities entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. From and after the date on which Parent ceases to beneficially own, directly or indirectly, securities representing at least 50% of the total voting power of all the then outstanding securities of the Corporation entitled to vote generally in the election of directors, voting together as a single class, any action required or permitted to be taken at any annual or special meeting of stockholders may be effected only upon the vote of stockholders at an annual or

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special meeting duly noticed and called in accordance with Delaware Law, as amended from time to time, and this Article 7 and may not be taken by written consent of stockholders without a meeting. Notwithstanding the foregoing, holders of one or more classes or series of Preferred Stock may, to the extent permitted by and pursuant to the terms of such class or series of Preferred Stock adopted by resolution or resolutions of the Board of Directors pursuant to Section 4.01 hereto, take action by written consent.
ARTICLE 8
INDEMNIFICATION
Section 8.01.    Limited Liability. A director or officer of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware Law. Neither the amendment nor the repeal of this Article 8 shall eliminate or reduce the effect thereof in respect of any state of facts existing or act or omission occurring, or any cause of action, suit or claim that, but for this Article 8, would accrue or arise, prior to such amendment or repeal.
Section 8.02.    Right to Indemnification.
(a)    Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this Article 8 shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law.
(b)    The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.
Section 8.03.    Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s

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status as such, whether or not the Corporation would have the power to indemnify such person against such liability under Delaware Law.
Section 8.04.    Nonexclusivity of Rights. The rights and authority conferred in this Article 8 shall not be exclusive of any other right that any person may otherwise have or hereafter acquire.
Section 8.05.    Preservation of Rights. Neither the amendment nor repeal of this Article 8, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).
ARTICLE 9
MISCELLANEOUS
Section 9.01.    Certain Acknowledgement. In recognition and anticipation that (c) certain directors, principals, officers, employees and/or other representatives affiliated with Parent and its Affiliates (as defined below) may serve as directors, officers or agents of the Corporation and (d) Parent and its Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article 9 are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of Parent or its Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.
Section 9.02.    Competition and Corporate Opportunities; Renouncement. None of (a) Parent or any of its Affiliates (the Persons (as defined below) identified above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law or regulation, including the rules of any exchange on which the Company’s securities are listed, have any duty to refrain from directly or indirectly (i) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (ii) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law or regulation, including the rules of any exchange on which the Company’s securities are listed, no Identified Person shall be liable

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to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law or regulation, including the rules of any exchange on which the Company’s securities are listed, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 9.03 hereof. Subject to Section 9.03, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law or regulation, including the rules of any exchange on which the Company’s securities are listed, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law or regulation, including the rules of any exchange on which the Company’s securities are listed, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person or does not provide notice of such corporate opportunity to the Corporation.
Section 9.03.    Allocation of Corporate Opportunities. The Corporation does not renounce its interest in any corporate opportunity offered to any director affiliated with Parent if such opportunity is offered to such person in his or her capacity as a director or officer of the Corporation, and the provisions of Section 9.02 hereof shall not apply to any such corporate opportunity.
Section 9.04.    Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this Article 9, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (a)  the Corporation is neither financially or legally able, nor contractually permitted to undertake, (b) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (c) is one in which the Corporation has no interest or reasonable expectancy.
Section 9.05.    Certain Definitions. For purposes of this Article 9, (a) “Affiliate” shall mean (i) in respect of Parent, any Person that, directly or indirectly, is controlled by Parent, controls Parent or is under common control with Parent and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation)

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and (ii) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (b) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.
Section 9.06.    Notice of this Article. To the fullest extent permitted by law or regulation, including the rules of any exchange on which the Company’s securities are listed, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article 9.
ARTICLE 10
SEVERABILITY
Section 10.01.     Severability. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.
ARTICLE 11
FORUM
Section 11.01.     Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law or regulation, including the rules of any exchange on which the Company’s securities are listed, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the Delaware Law, this Certificate of Incorporation (as it may be amended or restated) or the Bylaws or (d) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article 11.

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ARTICLE 12
AMENDMENTS
Section 12.01.     Amendments. The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by the Delaware Law and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation. Notwithstanding the foregoing, from and after the date on which Parent ceases to beneficially own, directly or indirectly, securities representing at least 50% of the total voting power of all the then outstanding securities of the Corporation entitled to vote generally in the election of directors, voting together as a single class, the provisions set forth in Section 4.02 and Articles 6, 7, 8, 9 and Article 12 may not be repealed or amended in any respect, and no other provision may be adopted, amended or repealed which would have the effect of modifying or permitting the circumvention of the provisions set forth in any of Section 4.02 and Articles 6, 7, 8, 9 and 12, unless such action is approved by the affirmative vote of the holders of not less than 75% of the total voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.

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EXHIBIT 3.1

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation this 22nd day of August, 2014.

CITIZENS FINANCIAL GROUP, INC.
By:	/s/ Robin S. Elkowitz
Name: Robin S. Elkowitz
Title: Executive Vice President, Associate General Counsel and Secretary

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CERTIFICATE OF DESIGNATION OF PREFERENCES AND RIGHTS OF THE 5.500% FIXED-TO-FLOATING NON-CUMULATIVE PERPETUAL PREFERRED STOCK,
SERIES A
(Liquidation Preference $1,000 per share)

OF
CITIZENS FINANCIAL GROUP, INC.
_________________________

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware
_________________________

Citizens Financial Group, Inc., a Delaware corporation (hereinafter called the “Corporation”), DOES HEREBY CERTIFY that, pursuant to resolutions of a duly authorized committee of the Board of Directors of the Corporation adopted on March 31, 2015, the creation of 5.500% Fixed-to-Floating Non-Cumulative Perpetual Preferred Stock, Series A, par value $25.00 per share, liquidation preference $1,000 per share (“Series A”), of the Corporation was authorized and the designation, preferences, privileges, voting rights, and other special rights and qualifications, limitations and restrictions of the Series A, in addition to those set forth in the Certificate of Incorporation and Bylaws of the Corporation, are fixed as follows:
Designation. The distinctive serial designation of such series of preferred stock is “5.500% Fixed-to-Floating Non-Cumulative Perpetual Preferred Stock, Series A.” Each share of Series A shall be identical in all respects to every other share of Series A, except as to the respective dates from which dividends thereon shall accrue, to the extent such dates may differ as permitted pursuant to Section 4(a) below.
Number of Shares. The authorized number of shares of Series A shall be 250,000. Shares of Series A that are redeemed, purchased or otherwise acquired by the Corporation or converted into another series of Preferred Stock, shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock; provided that this Section 2 shall not apply to any purchase or other acquisition of shares of Series A by any subsidiary of the Corporation.

Definitions. As used herein with respect to Series A:
(a) “Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. “Affiliated” and “Affiliation” shall have correlative meanings.
(b)    “Board of Directors” means the board of directors of the Corporation.
(c)    “Bylaws” means the amended and restated bylaws of the Corporation, as they may be amended from time to time.
(d)    “Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.
(e)    “Calculation Agent” means, at any time, the person or entity appointed by the Corporation and serving as such agent at such time. The Corporation may terminate any such appointment and may appoint a successor agent at any time and from time to time, provided that the Corporation shall use its best efforts to ensure that there is, at all relevant times when the Series A is outstanding, a person or entity appointed and serving as such agent. The Calculation Agent may be a person or entity affiliated with the Corporation.
(f)    “Certificate of Designation” means this Certificate of Designation relating to the Series A, as it may be amended or supplemented from time to time.
(g)    “Certification of Incorporation” shall mean the amended and restated certificate of incorporation of the Corporation, as it may be amended from time to time, and shall include this Certificate of Designation.
(h)    “Clearstream” means Clearstream Banking, société anonyme, or any successor securities clearing agency.
(i)    “Code” has the meaning set forth in Section 8(c).
(j)    “Common Stock” means the common stock, par value $0.01 per share, of the Corporation.
(k)    “Definitive Series A Certificate” means one or more certificates representing shares of Series A registered in the name of the

Holder thereof and issued in accordance with Section 9, except that any such Definitive Series A Certificate shall not bear the Global Certificate Legend and shall not have a schedule of increases or decreases.
(l)    “Dividend Payment Date” means either a Fixed Rate Dividend Payment Date or a Floating Rate Dividend Payment Date, as the case may be.
(m) “Dividend Period” means either a Fixed Rate Dividend Period or a Floating Rate Dividend Period, as the case may be.
(n)    “Dividend Record Date” has the meaning set forth in Section 4(a).
(o)    “DTC” has the meaning set forth in Section 6(c).
(p)    “ERISA” has the meaning set forth in Section 8(c).
(q)    “Euroclear” means the Euroclear Clearance System or any successor securities clearing agency.
(r)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(s)    “Federal Reserve Board” means the Board of Governors of the Federal Reserve System.
(t)    “Fixed Rate Dividend Payment Date” means April 6 and October 6 of each year, commencing on October 6, 2015 and ending on April 6, 2020, subject to adjustment as described in Section 4(a). For the avoidance of doubt, the first Fixed Rate Dividend Payment Date shall be October 6, 2015.
(u)    “Floating Rate Dividend Payment Date” means January 6, April 6, July 6 and October 6 of each year, commencing on July 6, 2020, subject to adjustment as described in Section 4(a). For the avoidance of doubt, the first Floating Rate Dividend Payment Date shall be July 6, 2020.
(v)    “Fixed Rate Dividend Period” means the period beginning on, and including, the Original Issue Date and ending on, but excluding, the next Fixed Rate Dividend Payment Date thereafter (or any earlier redemption date on which the Series A are to be redeemed in full (pursuant to Section 6 hereof)) and each successive period beginning on, and including, a Fixed Rate Dividend Payment Date and ending on, but excluding, the next Fixed Rate Dividend Payment Date (or any earlier redemption date on which the Series A are to be redeemed in full (pursuant to Section 6 hereof), except that (i) the initial Fixed Rate Dividend Period for any share of Series A issued on the Original Issue Date will commence on and include the Original Issue Date and will end on and exclude the October 6, 2015 Fixed Rate Dividend Payment Date, and (ii) for any share of Series A issued after the Original Issue Date, the initial Fixed Rate Dividend Period for such shares may commence on and include the Original Issue Date or such other date as the Board of Directors or a duly authorized committee of the Board of Directors shall determine and shall end on and exclude the next Fixed Rate Dividend Payment Date, and the Company shall disclose such initial Fixed Rate Dividend Period to the holders of shares of Series A then outstanding.
(w) “Floating Rate Dividend Period” means the period beginning on, and including, April 6, 2020 and ending on, but excluding, the next Floating Rate Dividend Payment Date thereafter (or any earlier redemption date on which the Series A are to be redeemed in full (pursuant to Section 6 hereof)) and each successive period beginning on, and including, a Floating Rate Dividend Payment Date and ending on, but excluding, the next Floating Rate Dividend Payment Date (or any earlier redemption date on which the Series A are to be redeemed in full (pursuant to Section 6 hereof), except that for any share of Series A issued after the Original Issue Date, the initial Floating Rate Dividend Period for such shares may commence on and include the Original Issue Date or such other date as the Board of Directors or a duly authorized committee of the Board of Directors shall determine and shall end on and exclude the next Floating Rate Dividend Payment Date, and the Company shall disclose such initial Floating Rate Dividend Period to the holders of shares of Series A then outstanding.
(x)    “Global Certificates” means one or more global certificates representing shares of Series A registered in the name of the Holder thereof that bears the Global Certificate Legend.
(y) “Global Certificate Legend” means the global certificate legend set forth in Annex II hereto, which is required to be placed on all Global Certificates issued under this Certificate of Designation.
(z) “Holder” means the Person in whose name a certificate is registered on the Transfer Agent’s books and records.
(aa) “Initial Purchasers” means the initial purchasers of the shares of Series A on the Original Issue Date pursuant to the purchase agreement, dated as of March 31, 2015, among the Corporation and Morgan Stanley & Co. LLC, RBS Securities Inc., J.P. Morgan Securities LLC and Goldman, Sachs & Co.

(bb) “Junior Stock” means any class or series of capital stock of the Corporation that ranks junior to Series A as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation. Junior Stock includes the Common Stock.
(cc) “LIBOR Determination Date” means the second London Banking Day immediately preceding the first day of the relevant Floating Rate Dividend Period.
(dd) “Liquidation Preference” has the meaning set forth in Section 5(b).
(ee) “London Banking Day” means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is a day on which dealings in U.S. dollars are transacted in the London interbank market.
(ff) “Nonpayment” has the meaning set forth in Section 7(b).
(gg) “Original Issue Date” means April 6, 2015.
(hh) “Parity Stock” means any other class or series of stock of the Corporation that ranks equally with the Series A in the payment of dividends, whether cumulative or non-cumulative, and the distribution of assets upon liquidation, dissolution or winding up of the Corporation.
(ii)     “Person” means any natural person, joint venture, general or limited partnership, corporation, limited liability company, trust, firm, association or organization or other legal entity.
(jj)     “Preferred Stock” means any and all series of preferred stock of the Corporation, including the Series A.
(kk)     “Preferred Stock Directors” has the meaning set forth in Section 7(b).
(ll) “QIB” has the meaning set forth in Section 8(a)(2)(ii).
(mm) “Regulation S” means Regulation S under the Securities Act.
(nn) “Regulation S Global Certificate” has the meaning set forth in Section 9(b).
(oo) “Regulation S Shares” has the meaning set forth in Section 9(b).

(pp)     “Regulatory Capital Treatment Event” has the meaning set forth in Section 6(a).
(qq)     “Resale Restriction Termination Date” has the meaning set forth in Section 9(f).
(rr)     “Restricted Period” means the period beginning on the Original Issue Date and ending 40 days after such date.
(ss) “Reuters” means Reuters 3000 Xtra Service or any successor service.
(tt)     “Rule 144A” has the meaning set forth in Section 8(a)(2)(ii).
(uu)     “Rule 144A Global Certificate” has the meaning set forth in Section 9(a).
(vv)     “Rule 144A Shares” has the meaning set forth in Section 9(a).
(ww) “Securities Act” means the Securities Act of 1933, as amended.
(xx) “Series A Stock Certificate” means one or more certificates evidencing ownership of a share or shares of Series A, which will exclusively be in the form of one or more Global Certificates as of the Original Issue Date and may be represented by Definitive Series A Certificates only as provided in Section 9.
(yy)     “Similar Law” has the meaning set forth in Section 8(c).
(zz) “Three-Month LIBOR” means, with respect to any Floating Rate Dividend Period, Three-Month LIBOR as determined by the Calculation Agent on the Dividend Determination Date in the following manner:
(i) the rate for deposits in U.S. dollars for a period of three months, commencing on the first day of such Dividend Period, that appears on Reuters screen page “LIBOR01”, or any successor page, at approximately 11:00 a.m., London time, on that LIBOR Determination Date.
(ii) If no such rate appears, then the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, selected by the Calculation Agent as directed by the Corporation, to provide the Calculation Agent with its offered quotation for deposits in U.S. dollars for a period of three months, commencing on the first day of such Dividend Period, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that LIBOR Determination Date and in a principal amount that is representative of a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, LIBOR determined on that LIBOR Determination Date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, LIBOR will be determined for the first day of such Dividend Period as the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York time, on that LIBOR Determination Date, by three major banks in New York City, selected by the Calculation Agent as directed by the Corporation, for loans in U.S. dollars to leading European banks, for a period of three months, commencing on the first day of such Dividend Period, and in a principal amount that is representative of a single transaction in U.S. dollars in that market at that time. If the banks so selected by the Calculation Agent are not quoting as set forth above, LIBOR for that LIBOR Determination Date will be the same as LIBOR for the immediately preceding Floating Rate Dividend Period, or, if there was no such Floating Rate Dividend Period, the dividend payable will be based on the initial dividend rate.
(aaa) “Transfer” means directly or indirectly (whether by merger, operation of law or otherwise) to sell, transfer, assign or otherwise dispose of any direct or indirect economic, voting or other rights in or to shares of the Series A, including by means of the Transfer of an interest in a Person that directly or indirectly holds such shares. “Transferee”, “Transferor”, “Transferred” and “Transferring” shall have correlative meanings.
(bbb) “Transfer Agent” means the transfer agent with respect to the Series A, which shall be Computershare Trust Company, N.A. as of the Original Issue Date, and its successor, including any successor transfer agent appointed by the Corporation.
(ccc) “Voting Preferred Stock” means any other class or series of Preferred Stock of the Corporation ranking equally with the Series A as to dividends (whether cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Corporation and upon which like voting rights have been conferred and are exercisable. Whether a plurality, majority or other portion of the shares of Series A and any other Voting Preferred Stock have been voted in favor of any matter shall be determined by reference to the liquidation amounts of the shares voted.
Dividends.
(ddd) Rate. Holders of Series A will be entitled to receive, when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors, out of funds legally available for the payment of dividends under Delaware law, non-cumulative cash dividends from the Original Issue Date (in the case of the initial Dividend Period only) or the immediately preceding Dividend Payment Date, in arrears on each Dividend Payment Date, commencing on October 6, 2015. Dividends will accrue on the liquidation preference amount of $1,000 per share (i) during each Fixed Rate Dividend Period, from the Original Issue Date to, but excluding, April 6, 2020 or any earlier applicable redemption date on which the Series A are to be redeemed in full (pursuant to Section 6 hereof), at a rate per annum equal to 5.500%, computed on the basis of a 360-day year comprised of twelve 30-day months, and (ii) during each Floating Rate Dividend Period, from, and including, April 6, 2020 to, but excluding, any applicable redemption date on which the Series A are to be redeemed in full (pursuant to Section 6 hereof), at a rate equal to Three-Month LIBOR for that Floating Rate Dividend Period plus 3.960%, computed on the basis of a 360-day year and the actual number of days elapsed. Dividends for the initial Dividend Period for shares of Series A issued on the Original Issue Date will be calculated from the Original Issue Date. If any scheduled Dividend Payment Date up to and including the April 6, 2020 scheduled Dividend Payment Date is not a Business Day, then the payment will be made on the next succeeding Business Day and no additional dividends will accrue as a result of that postponement. If any scheduled Dividend Payment Date thereafter is not a Business Day, then the Dividend Payment Date will be postponed to the next succeeding Business Day unless such day falls in the next calendar month, in which case the Dividend Payment Date will be brought forward to the immediately preceding day that is a Business Day, and, in either case, dividends will accrue to, but excluding, the date dividends are paid. In the event that the Corporation issues additional shares of Series A after the Original Issue Date, dividends on such shares may accrue from the Original Issue Date or any other date specified by the Board of Directors or an authorized committee thereof at the time such additional shares are issued.
Dividends that are payable on Series A on any Dividend Payment Date will be payable to Holders of record of Series A as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day before such Dividend Payment Date or such other record date fixed by the Board of Directors or a duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”).
Holders of Series A shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on the Series A as specified in this Section 4 (subject to the other provisions of this Certificate of Designation).
Dividends on shares of the Series A will not be cumulative. Accordingly, if the Board of Directors (or a duly authorized committee thereof) does not declare a dividend on the Series A payable in respect of any Dividend Period before the related Dividend Payment Date, such dividend will not accrue and the Corporation will have no obligation to pay a dividend for that Dividend Period on the Dividend Payment Date or at any future time, whether or not dividends on the Series A are declared for any future Dividend Period.
The Calculation Agent’s determination of any dividend rate, and its calculation of the amount of dividends for any Floating Rate Dividend Period, will be on file at the Corporation’s principal offices, will be made available to any stockholder upon request and will be final and binding in the absence of manifest error.
(eee) Priority of Dividends. The Series A will rank (i) senior to the Common Stock and any class or series of the Corporation’s capital stock expressly stated to be junior to the Series A, (ii) junior to any class or series of the Corporation’s capital stock expressly stated to be senior to the Series A (issued with the requisite consent of the Holders of the Series A, if required) and (iii) equally with each other class or series of Preferred Stock the Corporation may issue that is not expressly stated to be senior or junior to the Series A, in each case with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation.
So long as any share of Series A remains outstanding, no dividend or distribution shall be paid or declared on Junior Stock, and no Junior Stock shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly, during a Dividend Period, unless the full dividend for the latest completed Dividend Period on all outstanding shares of Series A has been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside). The foregoing limitation shall not apply to:

•	repurchases, redemptions or other acquisitions of shares of Junior Stock in connection with (1) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or (2) a dividend reinvestment or stockholder stock purchase plan;

•	an exchange, redemption, reclassification or conversion of any class or series of Junior Stock, or any junior stock of a subsidiary of the Corporation, for any class or series of Junior Stock;

•	the purchase of fractional interests in shares of Junior Stock under the conversion or exchange provisions of Junior Stock or the security being converted or exchanged;

•
any declaration of a dividend in connection with any stockholders’ rights plan, or the issuance of rights, stock or other property under any stockholders’ rights plan, or the redemption or repurchase of rights pursuant to the plan; or

•
any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equal or junior to that stock.

In addition, the foregoing limitation shall not restrict the ability of any affiliate of the Corporation, to engage in any market-making transactions in Junior Stock in the ordinary course of business.
When dividends are not paid (or duly provided for) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a related Dividend Period) in full upon the Series A and any shares of Parity Stock, all dividends declared on the Series A and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the related Dividend Period) shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all accrued but unpaid dividends per share on the Series A and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the related Dividend Period) bear to each other.
Subject to the foregoing, dividends (payable in cash, securities or other property) may be determined by the Board of Directors or a duly authorized committee of the Board of Directors and may be declared and paid on the Common Stock and any stock ranking, as to dividends, equally with or junior to the Series A, from time to time out of any funds legally available for such payment, and the Series A shall not be entitled to participate in any such dividends.

(fff)     Restrictions on the Payment of Dividends. Dividends on the Series A will not be declared, paid or set aside for payment if the Corporation fails to comply, or if and to the extent such act would cause the Corporation to fail to comply, with applicable laws and regulations, including the capital adequacy guidelines of the Federal Reserve Board (or, as and if applicable, the capital adequacy guidelines or regulations of any successor appropriate federal banking agency) applicable to the Corporation.
Liquidation Rights.
(ggg) Voluntary or Involuntary Liquidation. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, Holders of Series A shall be entitled to receive out of the assets of the Corporation or proceeds thereof available for distribution to stockholders of the Corporation, after satisfaction of all liabilities to creditors, if any, of the Corporation and subject to the rights of holders of any shares of capital stock of the Corporation then outstanding ranking senior to or pari passu with the Series A in respect of distributions upon liquidation, dissolution or winding up of the Corporation, and before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other classes or series of capital stock of the Corporation ranking junior to the Series A as to such distribution, a liquidating distribution in an amount equal to $1,000 per share, together with an amount equal to all dividends, if any, that have been declared but not paid prior to the date of payment of such distribution (but without any accumulation in respect of dividends that have not been declared prior to such payment date). Holders of the Series A will not be entitled to any other amounts from the Corporation after they have received their full Liquidation Preference.
(hhh) Partial Payment. If in any distribution described in Section 5(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay the Liquidation Preference (as defined below) in full to all Holders of Series A and all holders of any stock of the Corporation ranking equally with the Series A as to such distribution, the amounts paid to the Holders of Series A and to the holders of all such other stock shall be paid pro rata in accordance with the respective aggregate Liquidation Preference of the Holders of Series A and the holders of all such other stock. In any such distribution, the “Liquidation Preference” of any holder of stock of the Corporation shall mean the amount otherwise payable to such holder in such distribution (assuming no limitation on the assets of the Corporation available for such distribution), including an amount equal to any declared but unpaid dividends (and, in the case of any holder of stock other than Series A and on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not declared, as applicable). Holders of the Series A will not be entitled to any other amounts from the Corporation after they have received the full amounts provided for in this Section 5 and will have no right or claim to any of the Corporation’s remaining assets.
(iii)     Residual Distributions. If the Liquidation Preference has been paid in full to all Holders of Series A and any other shares of the Corporation’s stock ranking equally as to the Liquidation Preference, the holders of other stock of the Corporation ranking junior as to the Liquidation Preference shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.
(jjj) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the merger or consolidation of the Corporation with or into any other corporation or other entity, including a merger or consolidation in which the Holders of Series A receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.
Redemption.
(kkk) Optional Redemption. The Corporation may, at its option, redeem the Series A (i) in whole or in part, from time to time, on any Dividend Payment Date on or after April 6, 2020 or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Treatment Event (as defined below), in each case upon notice given as provided in Section 6(c) below, at a redemption price equal to $1,000 per share, together with (except as otherwise provided herein below) any declared and unpaid dividends to, but excluding, the date fixed for redemption, without accumulation of any undeclared dividends. The redemption price for any shares of Series A shall be payable on the redemption date to the Holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared and unpaid dividend for the then current Dividend Period payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the Holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the Holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 4 above.
A “Regulatory Capital Treatment Event” means the good faith determination by the Corporation that, as a result of (i) any amendment to,

or clarification of or change in (including any announced prospective amendment to, clarification of or change in), the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after March 31, 2015, (ii) any proposed change in those laws or regulations that is announced or that becomes effective after March 31, 2015, or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations or policies that is announced or that becomes effective after March 31, 2015, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full liquidation preference amount of $1,000 per share of Series A then outstanding as “Additional Tier 1” capital (or its equivalent) for purposes of the capital adequacy guidelines of the Federal Reserve Board (or, as and if applicable, the capital adequacy guidelines or regulations of any successor appropriate federal banking agency) as then in effect and applicable, for so long as any share of Series A is outstanding. “Appropriate federal banking agency” means the “appropriate federal banking agency” with respect to the Corporation as that term is defined in Section 3(q) of the Federal Deposit Insurance Act or any successor provision.
(lll)     No Sinking Fund. The Series A will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Series A will have no right to require the redemption or repurchase of any shares of Series A.
(mmm) Notice of Redemption. Notice of every redemption of shares of Series A shall be given by first class mail, postage prepaid, addressed to the Holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice, but failure to duly give such notice by mail, or any defect in such notice or in the mailing thereof, to any Holder of shares of Series A designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A. Notwithstanding the foregoing, if the shares of Series A are issued in book-entry form through The Depository Trust Company (“DTC”) or any other similar facility, notice of redemption may be given to the Holders of Series A at such time and in any manner permitted by such facility. Each such notice given to a Holder shall state: (1) the redemption date; (2) the number of shares of Series A to be redeemed and, if less than all the shares held by such Holder are to be redeemed, the number of such shares to be redeemed from such Holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.
(nnn) Partial Redemption. In case of any redemption of only part of the shares of Series A at the time outstanding, the shares to be redeemed shall be selected either pro rata or by lot. Notwithstanding the foregoing, if the shares of Series A are issued in book-entry form through DTC or any other similar facility, the shares of Series A to be redeemed shall be selected in accordance with the procedures of such facility. Subject to the provisions hereof, the Corporation shall have full power and authority to prescribe the terms and conditions upon which shares of Series A shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.
(ooo) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the Holders of any shares of Series A so called for redemption, so as to be and continue to be available therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the Holders thereof to receive the amount payable on such redemption, without interest. Any funds unclaimed at the end of two years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the Holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.
Voting Rights.
(ppp) General. The Holders of Series A shall not have any voting rights except as set forth below and as determined by the Board of Directors or an authorized committee thereof or as otherwise from time to time required by law.
(qqq) Right To Elect Two Directors Upon Nonpayment Events. If and whenever dividends on any shares of the Series A, or any other Voting Preferred Stock, shall have not been declared and paid for the equivalent of three semi-annual or six quarterly dividend periods, whether or not for consecutive dividend periods (a “Nonpayment”), the Holders of such shares, voting together as a class with holders of any and all other series of Voting Preferred Stock then outstanding, will be entitled to vote for the election of a total of two additional members of the Board of Directors (the “Preferred Stock Directors”), provided that the election of any such directors shall not cause the Corporation to violate the corporate governance requirement of the New York Stock Exchange (or any other exchange on which the Corporation’s securities may be listed) that listed companies must have a majority of independent directors and provided further that the Board of Directors shall at no time include more than two Preferred Stock Directors. In that event, the number of directors on the Board of Directors shall automatically increase by two, and the new directors shall be elected at a special meeting called at the request of the Holders of record of at least 20% of the Series A or of any other series of Voting Preferred Stock (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders). Such request to call a special meeting for the initial election of the Preferred Stock Directors after a Nonpayment shall be made by written notice, signed by the requisite holders of Series A or other Voting Preferred Stock, and delivered to the Secretary of the Corporation in such manner as provided for in Section 11 below, or as may otherwise be required by law. The voting rights will continue until dividends on the shares of the Series A and any such series of Voting Preferred Stock shall have been fully paid (or declared and a sum sufficient for the payment of such dividends shall have been set aside for such payment) for at least two consecutive semi-annual or four consecutive quarterly dividend periods following the Nonpayment.
If and when dividends for at least two consecutive semi-annual or four consecutive quarterly dividend periods following a Nonpayment have been fully paid (or declared and a sum sufficient for such payment shall have been set aside) on the Series A and any other class or series of Voting Preferred Stock, the Holders of the Series A and all other holders of Voting Preferred Stock shall be divested of the foregoing voting rights (subject to revesting in the event of each subsequent Nonpayment), the term of office of each Preferred Stock Director so elected shall terminate and the number of directors on the Board of Directors shall automatically decrease by two. In determining whether dividends have been paid for at least two consecutive semi-annual or four consecutive quarterly dividend periods following a Nonpayment, the Corporation may take account of any dividend it elects to pay for any dividend period after the regular dividend date for that period has passed. Any Preferred Stock Director may be removed at any time without cause by the Holders of record of a majority of the outstanding shares of the Series A together with all series of Voting Preferred Stock then outstanding (voting together as a single class) to the extent such Holders have the voting rights described above. So long as a

Nonpayment shall continue, any vacancy in the office of a Preferred Stock Director (other than prior to the initial election after a Nonpayment) may be filled by the written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the Holders of record of a majority of the outstanding shares of Series A and all Voting Preferred Stock when they have the voting rights described above (voting together as a single class); provided that the filling of each vacancy shall not cause the Corporation to violate the corporate governance requirements of the New York Stock Exchange (or any other exchange on which the Corporation’s securities may be listed) that listed companies must have a majority of independent directors. Any such vote to remove, or to fill a vacancy in the office of, a Preferred Stock Director may be taken only at a special meeting called at the request of the Holders of record of at least 20% of the Series A or of any other series of Voting Preferred Stock (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders). The Preferred Stock Directors shall each be entitled to one vote per director on any matter.
(rrr) Other Voting Rights. So long as any shares of Series A are outstanding, in addition to any other vote or consent of stockholders required by law or by the Certificate of Incorporation, the vote or consent of the Holders of at least two-thirds of the shares of Series A and any Voting Preferred Stock at the time outstanding and entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:
(i)    Authorization of Senior Stock. Any amendment or alteration of the provisions of the Certificate of Incorporation or this Certificate of Designation to authorize or create, or increase the authorized amount of, any shares of any class or series of stock of the Corporation ranking senior to the Series A with respect to the payment of dividends or the distribution of assets upon any liquidation, dissolution or winding up of the Corporation;
(ii)    Amendment of Series A. Any amendment, alteration or repeal of any provision of the Certificate of Incorporation or this Certificate of Designation, whether by merger, consolidation or otherwise, so as to materially and adversely affect the special rights, preferences, privileges and voting powers of the Series A, taken as a whole; or

(iii)    Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Series A, or of a merger or consolidation of the Corporation with another entity, unless in each case (x) the shares of Series A remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the Holders thereof than the rights, preferences, privileges and voting powers of the Series A, taken as a whole;
provided, however, that for all purposes of this Section 7(c), any increase in the amount of the authorized or issued Series A or the creation and issuance, or an increase in the authorized or issued amount, of any other class or series of Preferred Stock ranking equally with the Series A with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the rights, preferences, privileges or voting powers of, and will not require the affirmative vote or consent of, the Holders of outstanding shares of Series A.
If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation specified in this Section 7(c) would adversely affect one or more but not all series of Voting Preferred Stock (including the Series A for this purpose), then only such series of Preferred Stock as are adversely affected by and entitled to vote on the matter shall vote on the matter together as a class in lieu of all other series of Preferred Stock. If all series of Preferred Stock are not equally affected by the proposed amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above, there shall be required a two-thirds approval of each series that will have a diminished status.
(sss) Changes for Clarification. Without the consent of the Holders of the Series A, so long as such action does not adversely affect the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series A, the Corporation may amend, alter, supplement or repeal any terms of the Series A:

(i)    to cure any ambiguity, or to cure, correct or supplement any provision contained in this Certificate of Designation that may be defective or inconsistent; or
(ii)    to make any provision with respect to matters or questions arising with respect to the Series A that is not inconsistent with the provisions of this Certificate of Designation.
(ttt)     Changes after Provision for Redemption. No vote or consent of the Holders of Series A shall be required pursuant to Section (b), (c) or (d) above if, at or prior to the time when the act with respect to which any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of Series A shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been set aside for such redemption, in each case pursuant to Section 6 above.
(uuu) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the Holders of Series A (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors or a duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Certificate of Incorporation, the Bylaws, applicable law and any national securities exchange or other trading facility on which the Series A is listed or traded at the time. Whether the vote or consent of the Holders of a plurality, majority or other portion of the shares of Series A and any Voting Preferred Stock has been cast or given on any matter on which the Holders of shares of Series A are entitled to vote shall be determined by the Corporation by reference to the specified liquidation amounts of the shares voted or covered by the consent.
Transfer Restrictions.
(vvv) (1) In the case of Rule 144A Shares, prior to the date which is one year after the later of the Original Issue Date and the last date on which the Corporation or any Affiliate of the Corporation was the owner of such shares or a beneficial interest in a Series A Certificate representing such shares and (2) in the case of Regulation S Shares, 40 days after the Original Issue Date, no Holder or beneficial owner of Series A may Transfer any shares of Series A owned by it except:
(i)    pursuant to an effective registration statement under the Securities Act;

(ii)    for so long as the shares are eligible for resale pursuant to Rule 144A under the Securities Act (“Rule 144A”), to a Person it reasonably believes is a “qualified institutional buyer” as defined in Rule 144A (“QIB”) that purchases for its own account or for the account of a QIB to whom notice is given that the transfer is being made in reliance on Rule 144A;
(iii)    pursuant to an offer, sale or other transfer to non-U.S. Persons that occur outside the United States within the meaning of Regulation S;
(iv)    pursuant to another available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act; or
(v)    to the Corporation or any of its Affiliates,
subject to the Corporation’s and the Transfer Agent’s right prior to any offer, sale or other transfer pursuant to clause (iii) or clause (iv) to require the delivery of an opinion of counsel, certification and/or other information satisfactory to each of them.
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(i)     Series A Stock Certificates representing Rule 144A Shares shall bear the applicable restrictive legend set forth in Annex I hereto until such legend is removed by the Corporation in accordance with the procedures set forth in Section 9(f).
(ii)     Series A Stock Certificates representing Regulation S Shares shall bear the applicable restrictive legend set forth in Annex I hereto until the end of the Restricted Period, at which time all Regulation S Shares shall be freely tradeable by non-Affiliates in accordance with Section 9(g).
(xxx) Each Transferee of shares of Series A will be deemed to have represented and agreed that either (i) the Transferee is not acquiring or holding such share of Series A or interest therein with the assets of (A) an “employee benefit plan” as defined in Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is subject to Part 4 of Subtitle B of Title I of ERISA, (B) a “plan” as defined in and subject to Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), (C) any entity whose underlying assets are deemed under ERISA to include “plan assets” of any of the foregoing by reason of an employee benefit plan’s or plan’s investment in such entity, or (D) a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA) or non-U.S. plan (as described in Section 4(b)(4) of ERISA) that is subject to any U.S. federal, state or local laws or non-U.S. laws that are similar to the fiduciary responsibility or prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code (“Similar Law”); or (ii) the acquisition, holding and disposition of such share of Series A or interest therein by the purchaser will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of any Similar Laws.
Global Certificates for Stock; Transfer and Exchange.
(yyy) Shares of Series A offered and sold in their initial distribution in reliance on Rule 144A (the “Rule 144A Shares”) shall be issued in the form of one or more permanent Global Certificates, including the legend set forth in Annex I hereto (the “Rule 144A Global Certificate”), authenticated by the Transfer Agent. The Rule 144A Global Certificate will be deposited upon issuance with, or on behalf of, the Transfer Agent as custodian for DTC and registered in the name of Cede & Co., as nominee for DTC, for credit to the respective accounts of the beneficial owners of the Series A represented thereby (or to such other accounts as they may direct). The number of shares of Series A represented by the Rule 144A Global Certificate may from time to time be increased or decreased by adjustments made on the records of the Transfer Agent, as custodian for DTC or its nominee, as hereinafter provided.
(zzz) Shares of Series A offered and sold in their initial distribution outside the United States of America in reliance on Regulations S (the “Regulation S Shares”) shall be issued in the form of one or more permanent Global Certificates, including the legend set forth in Annex I hereto (the “Regulation S Global Certificate”), authenticated by the Transfer Agent. The Regulation S Global Certificate will be deposited upon issuance with, or on behalf of, the Transfer Agent as custodian for DTC and registered in the name of Cede & Co., as nominee for DTC, for credit to the respective accounts of the beneficial owners of the Series A represented thereby (or to such other accounts as they may direct). The number of shares of Series A represented by the Regulation S Global Certificate may from time to time be increased or decreased by adjustments made on the records of the Transfer Agent, as custodian for DTC or its nominee, as hereinafter provided.
(aaaa) A Holder may Transfer shares of Series A to another Person or exchange a Series A Certificate for another Series A Certificate by presenting to the Transfer Agent a written request therefor stating the name of the proposed Transferee or requesting such an exchange, accompanied by any certification, opinion or other document required by the Transfer Agent, except that any Transfers or exchanges between the Rule 144A Global Certificate and the Regulation S Global Certificate, or vice versa, shall be made as set forth in Section 9(e) or Section 9(g), as applicable. The Transfer Agent will promptly register any Transfer or exchange that meets the applicable requirements by noting the same in the register maintained by the Transfer Agent for the purpose, and no Transfer or exchange will be effective until it is registered in such register. The Transfer or exchange of any Series A Certificate (or a beneficial interest therein) may only be made in accordance with applicable law and this Certificate of Designation, as applicable, and, in the case of a Global Certificate (or a beneficial interest therein), the applicable rules and procedures of DTC, Euroclear and Clearstream. The Transfer Agent shall refuse to register any requested transfer or exchange that does not comply with this Certificate of Designation. A Global Certificate may not be Transferred as a whole except by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor Depositary or a nominee of such successor Depositary.
(bbbb) The Transfer and exchange of beneficial interests in Global Certificates shall be effected through DTC, in accordance with this Certificate of Designations (including restrictions on transfer set forth in Section 8, as applicable) and the procedures of DTC therefor. A transferor of a beneficial interest in a Global Certificate shall deliver a written order given in accordance with DTC’s procedures containing information regarding the participant account of DTC to be credited with a beneficial interest in such Global Certificate or another Global Certificate and such account shall be credited in accordance with such order with a beneficial interest in the applicable Global Certificate and the account of the Person making the transfer shall be debited by an amount equal to the beneficial interest in the Global Certificate being Transferred.
(cccc) A registration of Transfer or exchange of beneficial interests in a Regulation S Global Certificate for beneficial interests in the Rule 144A Global Certificate prior to the Resale Restriction Termination Date shall be made upon the receipt by the Transfer Agent or its agent of a certificate substantially in the form set forth in Annex IV hereto from the proposed Transferee.
(dddd) Promptly following the one year anniversary of the Original Issue Date, the Corporation shall (i) if Rule 144A Shares are represented by one or more Rule 144A Global Certificates, comply with any applicable DTC procedures for delegending or otherwise exchanging any such Global Certificate for a Global Certificate not bearing the restrictive legend set forth in Annex I hereto and changing the restricted

CUSIP number for an unrestricted CUSIP number (including DTC’s mandatory exchange process, if applicable), and (ii) if Rule 144A Shares are represented by Definitive Series A Certificates, (1) instruct the Transfer Agent to cancel any such Definitive Series A Certificates and (2) issue to the Holder thereof (or its Transferee) a new Definitive Series A Certificate representing the same number of shares of Series A, registered in the name of the Holder thereof (or its Transferee), that does not bear the legend set forth on Annex I, if, in the case of both (i) and (ii), the Corporation determines in its sole discretion (upon the advice of counsel and such other certifications and evidence as the Corporation may reasonably require) that Rule 144A Shares are eligible for resale by non-Affiliates of the Corporation pursuant to Rule 144 under the Securities Act (or a successor provision) without the need to satisfy certain conditions to ensure that Transfers thereof are effected in compliance with the Securities Act (the date on which the Corporation makes such a determination in the affirmative, the “Resale Restriction Termination Date”).
(eeee) Prior to the expiration of the Restricted Period, interests in the Regulation S Global Certificate may only be held through Euroclear or Clearstream. During the Restricted Period, beneficial ownership of interests in the Regulation S Global Certificate may only be sold, pledged or otherwise Transferred through Euroclear or Clearstream in accordance with the rules and procedures of Euroclear and Clearstream, to the extent applicable to such transaction and as in effect from time to time. Transfers by an owner of a beneficial interest in the Rule 144A Global Certificate to a Transferee who takes delivery of such interest through the Regulation S Global Certificate before the Resale Restriction Termination Date, shall be made only upon receipt by the Transfer Agent of a certification in the form provided in Annex III hereto, and such interest Transferred shall be held immediately thereafter through Euroclear or Clearstream. Regulation S Shares shall be freely tradable by non-Affiliates of the Corporation after the Restricted Period ends. Following the Resale Restriction Termination Date, if the Regulation S Shares are represented by one or more Regulation S Global Certificates, the Corporation shall follow applicable DTC procedures to change the CUSIP number for the Regulation S Shares to the unrestricted CUSIP number applicable to the Rule 144A Shares at that time, if such DTC procedures exist at such time.
(ffff)
(i)    Except as provided below, owners of beneficial interests in Global Certificates will not be entitled to receive Definitive Series A Certificates. If required to do so pursuant to any applicable law or regulation, beneficial owners may obtain Definitive Series A Certificates in exchange for their beneficial interests in a Global Certificate upon written request in accordance with DTC’s and the Transfer Agent’s procedures. In addition, Definitive Series A Certificates shall be Transferred to all beneficial owners in exchange for their beneficial interests in a Global Certificate if (A) DTC notifies the Corporation that it is unwilling or unable to continue as depositary for such Global Certificate or DTC ceases to be a clearing agency registered under the Exchange Act, at a time when DTC is required to be so registered in order to act as depositary, and in each case a successor depositary is not appointed by the Corporation within 90 days of such notice or (B) the Corporation in its sole discretion executes and delivers to the Transfer Agent an officer’s certificate stating that such Global Certificate shall be so exchangeable. In the event of the occurrence of any of the events specified in the preceding two sentences, the Corporation shall promptly make available to the Transfer Agent a reasonable supply of Definitive Series A Certificates.
(ii)    Any Definitive Series A Certificate delivered in exchange for an interest in a Global Certificate pursuant to this Section 9(h) shall, (A) bear the appropriate legend set forth in Annex I, (1) in the case of Rule 144A Shares, if a Definitive Series A Certificate will be issued before the Resale Restriction Termination Date and (2) in the case of Regulation S Shares, if a Definitive Series A Certificate will be issued before the last date of the Restricted Period, and be registered in the name of the Holder of the Definitive Series A Certificate.
(iii)    If a Definitive Series A Certificate is Transferred or exchanged for a beneficial interest in a Global Certificate, the Transfer Agent will (x) cancel such Definitive Series A Certificate, (y) record an increase in the number of shares of Series A represented by such Global Certificate equal to the number of shares of Series A of such Transfer or exchange and (z) in the event that such Transfer or exchange involves less than the entire number of shares represented by the canceled Definitive Series A Certificate, the Corporation shall execute, and the Transfer Agent shall, upon written request of the Corporation, authenticate and make available for delivery, to the Transferring Holder a new Definitive Series A Certificate representing the shares of Series A not so Transferred.
(iv)    If a Definitive Series A Certificate is Transferred or exchanged for another Definitive Series A Certificate, (x) the Transfer Agent will cancel the Definitive Series A Certificate being Transferred or exchanged, (y) the Corporation shall execute, and the Transfer Agent shall authenticate and make available for delivery, one or more new Definitive Series A Certificates representing the number of shares of Series A of such Transfer or exchange to the Transferee (in the case of a Transfer) or the Holder of the canceled Definitive Series A Certificate (in the case of an exchange), registered in the name of such Transferee or Holder, as applicable, and (z) if such Transfer or exchange involves less than the entire number of shares represented by the canceled Definitive Series A Certificate, the Corporation shall execute, and the Transfer Agent shall, upon written request of the Corporation, authenticate and make available for delivery to the Holder thereof, one or more Definitive Series A Certificates representing the number of shares of Series A equal to the untransferred or unexchanged shares of Series A represented by the canceled Definitive Series A Certificates, registered in the name of the Holder thereof.
(v)    Prior to the Resale Restriction Termination Date, a registration of Transfer or exchange of beneficial interests in Definitive Series A Certificates representing Rule 144A Shares to a QIB shall be made upon the representation of the Transferee in the form as set forth on the applicable Series A Stock Certificate that it is purchasing for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a QIB and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Corporation as it has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the Transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A.
Reports. For so long as shares of Series A offered in reliance on the exemptions provided by Rule 144A remain outstanding and during any period when the Corporation is neither subject to Section 13(a) or Section 15(d) of the Exchange Act, the Corporation will furnish to Holders of and prospective investors in such shares of Series A, upon their request, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the relevant shares of Series A are not freely transferable under the Securities Act by Persons who are not “affiliates” under the Securities Act. The Corporation will be entitled to require certification as to a Person’s bona fide status as a Holder of or prospective investor in the relevant shares of Series A, as applicable, prior to distributing to such Person the information to be provided by the Corporation.
Record Holders. To the fullest extent permitted by applicable law, the Corporation and the Transfer Agent for the Series A may deem and treat the Holder of record of any share of Series A as the true and lawful owner thereof for all purposes, and neither the Corporation nor such Transfer Agent shall be affected by any notice to the contrary.
Notices. All notices or communications in respect of Series A shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designation, in the Certificate of Incorporation or Bylaws or by applicable law.
No Preemptive Rights. No share of Series A shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.
Other Rights. The shares of Series A shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Robin S. Elkowitz, its Executive Vice President, Associate General Counsel and Secretary, this 2nd day of April, 2015.

CITIZENS FINANCIAL GROUP, INC.

By	/s/ Robin S. Elkowitz
Name: Robin S. Elkowitz
Title: Executive Vice President, Deputy General Counsel and Secretary

ANNEX I
Restrictive Legend
THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY SECURITIES LAWS OF ANY OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY BENEFICIAL INTERESTS HEREIN MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE THAT IS [IN THE CASE OF RULE 144A CERTIFICATE: ONE YEAR AFTER THE LATER OF THE DATE OF ORIGINAL ISSUE OF THIS SECURITY AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF SUCH SECURITY OR THE RELEVANT BENEFICIAL INTEREST THEREIN (OR ANY PREDECESSOR THERETO)], [IN THE CASE OF REGULATION S CERTIFICATE: 40 DAYS AFTER THE DATE OF ORIGINAL ISSUE OF THIS SECURITY], ONLY (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THE SHARES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (C) PURSUANT TO AN OFFER, SALE OR OTHER TRANSFER TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (D) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, OR (E) TO THE COMPANY OR ANY OF ITS AFFILIATES, SUBJECT TO THE CORPORATION’S AND THE TRANSFER AGENT’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR OTHER TRANSFER PURSUANT TO CLAUSE (C) OR (D) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM.

IN ADDITION, THE HOLDER OF THIS SECURITY UNDERSTANDS THAT THE ISSUER MAY RECEIVE A LIST OF PARTICIPANTS HOLDING POSITIONS IN THIS SECURITY. EACH PURCHASER OF THIS SECURITY OR ANY BENEFICIAL INTERESTS HEREIN WILL BE DEEMED TO REPRESENT THAT IT AGREES TO COMPLY WITH THE TRANSFER RESTRICTIONS SET FORTH HEREIN AND IN THE CERTIFICATE OF DESIGNATION, AND WILL NOT TRANSFER THIS SECURITY OR ANY BENEFICIAL INTERESTS HEREIN EXCEPT TO AN ELIGIBLE PURCHASER WHO CAN MAKE THE SAME ACKNOWLEDGMENTS, REPRESENTATIONS, WARRANTIES AND AGREEMENTS ON BEHALF OF ITSELF AND EACH ACCOUNT FOR WHICH IT IS PURCHASING.

ANNEX II
Global Certificate Legend

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE REGISTERED FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CORPORATION OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS A BENEFICIAL INTEREST HEREIN.

ANNEX III
Regulation S Certificate
[Date]
Citizens Financial Group, Inc. (the “Company”)
c/o     Computershare Trust Company, N.A.
250 Royall Street
Canton, MA 02021
Attention: [●]
Fax: [●]

Re:	[●]% Fixed-to-Floating Non-Cumulative Perpetual Preferred Stock, Series A, Liquidation Preference $1,000 Per Share (the “Shares”)
Ladies and Gentlemen:
In connection with our proposed sale of Shares, we confirm that such sale has been effected pursuant to and in accordance with Regulation S under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:
(a)    the offer of the Shares was not made to a person in the United States;
(b)    either (i) at the time the buy order was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States or (ii) the transaction was executed in, on or through the facilities of a designated off-shore securities market and neither we nor any person acting on our behalf knows that the transaction has been pre-arranged with a buyer in the United States;
(c)    no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(a)(2) or Rule 904(a)(2) of Regulation S, as applicable; and
(d)    the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.
In addition, if the sale is made during a restricted period and the provisions of Rule 903(b)(2) or Rule 904(b)(1) of Regulation S are applicable thereto, we confirm that such sale has been made in accordance with provisions of Rule 903(b)(2) or Rule 904(b)(1), as the case may be.
We also hereby certify that we [are] [are not] an Affiliate of the Company and, to our knowledge, the transferee of the Shares [is] [is not] an Affiliate of the Company.
You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.
Very truly yours,
[Name of Transferor]
By:
Authorized Signature

ANNEX IV
Rule 144A Certificate
Citizens Financial Group, Inc. (the “Company”)
To:     Computershare Trust Company, N.A., as Transfer Agent (the “Transfer Agent”)
250 Royall Street
Canton, MA 02021
Attention: [●]
Fax: [●]

Re:	[●]% Fixed-to-Floating Non-Cumulative Perpetual Preferred Stock, Series A, Liquidation Preference $1,000 Per Share (the “Shares”)
Ladies and Gentlemen:
This Certificate relates to:
[CHECK A OR B AS APPLICABLE.]
☐ A.    Our proposed purchase of $_____ Shares.
☐ B.    Our proposed exchange of $_____ Shares for an equal amount of Shares to be held by us.
We and, if applicable, each account for which we are acting, are a qualified institutional buyer within the meaning of Rule 144A (“Rule 144A”) under the Securities Act of 1933, as amended (the “Securities Act”). If we are acting on behalf of an account, we exercise sole investment discretion with respect to such account. We are aware that the transfer of Shares to us, or such exchange, as applicable, is being made in reliance upon the exemption from the provisions of Section 5 of the Securities Act provided by Rule 144A. Prior to the date of this Certificate, we have received such information regarding the Company as we have requested pursuant to Rule 144A(d)(4) or have determined not to request such information.
You and the Company are entitled to rely upon this Certificate and are irrevocably authorized to produce this certificate or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.
We also hereby certify that we are not an Affiliate of the Company and, to our knowledge, the transferee of the Shares is not an Affiliate of the Company.

Very truly yours, [NAME OF PURCHASER (FOR TRANSFERS) OR OWNER (FOR EXCHANGES)]
By:
Name:
Title:
Address:
Date: __________________

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